Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-128458, 333-118915, and 333-160569) and Form S-8 (Nos. 333-101681, 333-104461, 333-159903 and 333-182044) of BRT Realty Trust and in the related Prospectuses of our reports dated January 10, 2013 with respect to the statement of revenues and certain expenses of Grove at Trinity Pointe and Avondale Station Apartments, for the year ended December 31, 2011 included in this Current Report (Form 8-K/A) of BRT Realty Trust

/s/ BDO USA, LLP

New York, New York

Date:    January 10, 2013